EXHIBIT 8.1

[LETTERHEAD OF MORRISON & FOERSTER LLP]

May 29, 2009

Raymond James Financial, Inc.

RJF Capital Trust I

RJF Capital Trust II

RJF Capital Trust III

Raymond James Financial, Inc. 880 Carillon Parkway St. Petersburg, Florida 33716

Ladies and Gentlemen:

We have acted as tax counsel to each of Raymond James Financial, Inc. (the “Corporation”), a Florida corporation, and RJF Capital Trust I, RJF Capital Trust II, and RJF Capital Trust III (each a “Trust” and collectively the “Trusts”), in connection with the filing of a shelf registration statement on Form S-3 by the Corporation and the Trusts (the “Registration Statement”). The Registration Statement registers an unspecified aggregate amount of securities which may be issued by the Corporation and any of the Trusts.

We hereby confirm that, although the respective discussions set forth under the heading “U.S. Federal Income Tax Considerations” in the prospectuses filed with the Registration Statement do not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the securities described in each such prospectus, in our opinion, each such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of such securities, based upon current law. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.

We hereby consent to the use of our name under the headings “U.S. Federal Income Tax Considerations” and “Legal Matters” in the prospectuses filed with the Registration Statement. We further consent to your filing a copy of this opinion as Exhibit 8.1 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion is expressed as of the date hereof and applies only to the disclosure under the heading “U.S. Federal Income Tax Considerations” set forth in the prospectuses filed as of the date hereof. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law.

May 29, 2009

Very truly yours,

/s/ Morrison & Foerster LLP